Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Paul V. Maier	Rachel Kennedy
CFO	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM ANNOUNCES CHANGES IN COMPANY LEADERSHIP

Harry Hixson to Retire as Sequenom CEO

Board Names William Welch as next CEO

Dirk Van Den Boom Promoted to Chief Scientific and Strategy Officer

Paul V. Maier to retire as CFO, Carolyn D. Beaver to assume role as CFO

SAN DIEGO, Calif. – March 5, 2014 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative diagnostic testing and genetic analysis solutions, today announced that Harry F. Hixson, Jr., Ph.D., will retire as Chief Executive Officer (CEO), effective as of the Company’s 2014 Annual Meeting on June 10, 2014. William J. Welch, the Company’s current President and Chief Operating Officer, will assume the role of CEO, effective as of the Annual Meeting and immediately upon Dr. Hixson’s retirement as CEO.

“It has been a pleasure to lead such a talented and innovative team at Sequenom. I am extremely proud of the many accomplishments we have achieved together and I am confident that Bill, Dirk, Carolyn and the other members of our executive management team will continue to deliver on our short and long-term goals to achieve value for our shareholders, customers and patients around the world,” Dr. Hixson said.

Dr. Hixson will continue to serve as the Chairman of the Company’s Board of Directors following his retirement and following his re-election to the Board of Directors by the Company’s stockholders at the Annual Meeting. Dr. Hixson has served as Chairman since 2003 and as Chief Executive Officer since September 2009. The Board of Directors will also nominate Mr. Welch for election to the Company’s Board of Directors at the Annual Meeting.

“I’m honored to lead the company as we look toward a very promising and exciting future,” said Mr. Welch. “We thank Harry for his visionary leadership and many contributions to the company during his tenure and feel we have the right team in place, with Ms. Beaver, Dr. van den Boom and the rest of our outstanding leadership to address the challenges and opportunities ahead.”

Mr. Welch joined the Company in January 2011 as Senior Vice President, Diagnostics and was appointed President and Chief Operating Officer in December 2012. Prior to joining Sequenom, Mr. Welch was a consultant to molecular diagnostic companies in the personalized medicine sector. Previously, Mr. Welch served as senior vice president and chief commercial officer at Monogram Biosciences. Before joining Monogram, Mr. Welch held progressive management roles at La Jolla Pharmaceuticals, Dade Behring MicroScan and Abbott Laboratories. Mr. Welch earned a B.S. with honors in chemical engineering from the University of California at Berkeley and received his M.B.A. from Harvard University.

It was also announced today that Dirk van den Boom, Ph.D., will be promoted to Chief Scientific and Strategy Officer as of the Annual Meeting. Dr. van den Boom has recently served as Sequenom’s Executive Vice President, Research and Development and Chief Scientific Officer and previously served as the Company’s Senior Vice President, Research and Development and Chief Technology Officer. He joined Sequenom in 1998 at the company’s Hamburg office, subsequently serving in various management roles of increasing responsibility within the R&D department.

“Dirk has continued to successfully drive key strategic initiatives to enrich and enhance the development of new technologies at Sequenom,” said Dr. Hixson. “We are confident that he will successfully lead the R&D efforts to capitalize on our company’s future growth opportunities and goals.”

Dr. van den Boom received his Ph.D. in Biochemistry/Molecular Biology from the University of Hamburg where he focused on various aspects of nucleic acid analysis with mass spectrometry. He has co-authored more than 50 scientific articles and is an inventor on 48 patents or patent applications.

In addition, Paul V. Maier, Chief Financial Officer (CFO) since 2009, will retire effective as of the Annual Meeting. Mr. Maier will serve as a consultant to the Company following his retirement. Carolyn D. Beaver, current Vice President and Chief Accounting Officer, will assume the role of CFO, effective as of the Annual Meeting and immediately upon Mr. Maier’s retirement as CFO.

“Paul joined us in October 2009 at a very challenging time in the company’s history,” said Dr. Hixson. “Sequenom remains ever grateful to him for his major contribution to restoring the company’s credibility and balance sheet; contributions that have allowed us to emerge as the leader in the noninvasive prenatal genetic testing field. It has been a great pleasure to work with him and we wish him many enjoyable years of well-earned retirement.”

“I’m very pleased with how much Sequenom has grown, particularly in the last few years as we’ve built the Laboratories segment into a high growth business and positioned the Company to maintain its growth trajectory in molecular diagnostics,” added Mr. Maier. “With her industry experience and track record, we are confident Ms. Beaver will provide the financial leadership to help move the Company toward its goal of achieving profitability.”

Ms. Beaver joined the Company as Vice President and Chief Accounting Officer in June 2012. Ms. Beaver was previously Corporate Vice President and Controller of Beckman Coulter, Inc. and served as Chief Accounting Officer in October 2005 until July 2011, following the acquisition of Beckman Coulter, Inc. by Danaher Corporation. She briefly served as interim Chief Financial Officer at the Company. Formerly, Ms. Beaver was an audit partner with KPMG LLP. She holds a B.S. in Business Administration, magna cum laude, from California State Polytechnic University, Pomona, California.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genomic and genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostic markets. Website: www.sequenom.com

Forward Looking Statements –

Any statements in this Press Release about expectations, beliefs, plans, objectives, assumptions or future events or performance, including with respect to the management changes and the objectives of management, are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include, but are not limited to, the risk that we cannot retain key executives.

The foregoing list sets forth some, but not all, of the factors that could affect the Company’s ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties the Company faces and a discussion of the Company’s financial statements and footnotes, see documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and all subsequent periodic reports. The Company assumes no obligation and expressly disclaims any duty to update forward-looking statements to reflect events or circumstances after the date of this Press Release or to reflect the occurrence of subsequent events.

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